UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WELBILT, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

WELBILT CONFIRMS RECEIPT OF REVISED PROPOSAL FROM ALI GROUP

New Port Richey, FL. – July 6, 2021 – Welbilt, Inc. (NYSE: WBT) today confirmed that it has received a revised unsolicited proposal (the “Revised Unsolicited Proposal”) from Ali Holding S.r.l. to acquire all of the outstanding shares of Welbilt common stock for $24 per share in cash, an increase from the previously disclosed $23 per share cash proposal made by Ali Group on May 25, 2021.

Welbilt previously announced on April 21, 2021, that it had entered into a definitive merger agreement (the “Pending Merger Agreement”) to be acquired by The Middleby Corporation, pursuant to which each Welbilt stockholder would receive a fixed exchange ratio of 0.1240 shares of Middleby common stock for each share of Welbilt common stock in an all-stock transaction.

In accordance with the terms of the Pending Merger Agreement and in accordance with its fiduciary duties, Welbilt’s Board of Directors is carefully evaluating the Revised Unsolicited Proposal in consultation with its financial and legal advisors and will pursue the course of action that the Board of Directors believes is in the best interest of Welbilt and its stockholders. Welbilt’s Board of Directors has not made any determination as to whether the Revised Unsolicited Proposal constitutes a “Company Superior Proposal” under the terms of the Pending Merger Agreement. Welbilt shareholders need take no action at this time.

Morgan Stanley & Co., LLC is serving as financial advisor to Welbilt. Gibson, Dunn & Crutcher LLP is serving as legal counsel.

About Welbilt, Inc.

Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,500 employees and generated sales of $1.2 billion in 2020. For more information, visit www.welbilt.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements, including those regarding the timing and consummation of the transactions described herein, involve risks and uncertainties, including, but are not limited to, the following factors: the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals of the transaction from the stockholders of Welbilt or from regulators are not obtained; litigation relating to the transaction; and uncertainties as to the timing of the consummation of the transaction and the ability of any party to consummate the transaction. Other factors that might cause such a difference include those discussed in Welbilt’s filings with the SEC, which include its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in the joint proxy statement/prospectus on Form S-4 filed in connection with the Middleby transaction. For more information, see the section entitled “Risk Factors” and the forward looking statements disclosure contained in Welbilt’s Annual Reports on Form 10-K and in other filings. The forward-looking statements included in this communication are made only as of the date hereof and, except as required by federal securities laws and rules and regulations of the SEC, Welbilt undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the Middleby merger agreement, Middleby and Welbilt have filed with the SEC a registration statement on Form S-4 (SEC File No. 333-256653) that includes a joint proxy statement of Middleby and Welbilt that also constitutes a prospectus of Middleby. The registration statement was declared effective by the SEC on June 11, 2021, and the joint proxy statement/prospectus was mailed or otherwise disseminated to shareholders of Middleby and Welbilt. Welbilt has also filed and plans to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Welbilt through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Welbilt will be available free of charge on Welbilt’s website at www.welbilt.com or by contacting Welbilt’s Investor Relations Department by email at Richard.sheffer@welbilt.com or by phone at (727) 853-3079.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contacts

Investors

Rich Sheffer

Vice President Investor Relations, Risk Management and Treasurer

Welbilt, Inc.

+1 (727) 853-3079

Richard.sheffer@welbilt.com

Media

David Reno/David Millar

Sard Verbinnen & Co.

Welbilt-SVC@sardverb.com

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